[CNA SURETY LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331


          CNA SURETY ANNOUNCES FOURTH QUARTER AND 2004 YEAR-END RESULTS


CHICAGO, FEBRUARY 8, 2005 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the fourth quarter of 2004 of $12.2 million, or $0.28 per share, compared to net income of $10.6 million, or $0.25 per share, for the same period in 2003. The increase in net income reflects higher net earned premium and higher net investment income.

"This is a strong finish to a very solid year for CNA Surety", noted John Welch, President and Chief Executive Officer. "We have accomplished much in 2004 - growth in our core businesses, streamlining and strengthening of our organization and a significant increase in statutory surplus, a key measure of our financial condition. With this foundation in place, we are well positioned for 2005."

For the quarter ended December 31, 2004, gross written premiums increased slightly to $88.3 million compared to 88.0 million for the same period last year. Contract surety gross written premiums decreased 4.0 percent to $48.8 million primarily due to the decision made earlier in the year to close certain branches that concentrated exclusively on small contractors. Commercial surety gross written premiums increased 4.7 percent to $32.0 million due to continued volume growth in small commercial products. Ceded written premiums increased slightly to $14.1 million for the fourth quarter of 2004 compared to the same period of last year. Net written premiums for the current quarter decreased slightly from the fourth quarter of 2003 to $74.2 million.

For the quarter ended December 31, 2004, the loss, expense, and combined ratios were 27.5 percent, 61.3 percent and 88.8 percent, respectively, compared to 26.9 percent, 63.2 percent, and 90.1 percent, respectively, for the same period in 2003. The improved expense and combined ratios reflect expense savings from the actions taken earlier in the year to reorganize the Company's field office structure and the absence of expenses for post-employment benefit obligations for former executives that were recorded in the fourth quarter of 2003. These items were partially offset by the impact of higher reinsurance costs.

Net investment income for the quarter ended December 31, 2004 was $8.1 million compared to $6.5 million for the fourth quarter of 2003 due primarily to a significant increase in invested assets. The annualized pretax yields were 4.4% and 4.3% for the three months ended December 31, 2004 and 2003, respectively. Net realized investment gains were $0.3 million for the fourth quarter of 2004. There were minimal net realized investment losses in the fourth quarter of 2003.

Net income for the year ended December 31, 2004 was $39.7 million, or $0.92 per share, compared to a net loss of $14.2 million, or $0.33 per share, in 2003. The increase reflects the absence of material adverse loss development which occurred during the third quarter of 2003, higher net earned premium, and higher net investment income, partially offset by approximately $5 million of underwriting expenses incurred in the first quarter of 2004 related to an increase of the accrual for policyholder dividends.

For the year ended December 31, 2004, gross written premiums increased 4.9 percent to $389.4 million compared to 2003. Gross written premiums for contract surety increased 6.3 percent to $221.6 million. This increase was primarily due to improving rates on large contract bonds. Commercial surety premiums increased
1.6 percent to $135.9 million as continued strong volume growth in small commercial products was offset by the results of ongoing efforts to reduce aggregate exposures to large commercial accounts. Ceded written premiums increased $19.0 million to $71.1 million for the year ended December 31, 2004 compared to 2003 primarily due to the Company's decision to reduce its per principal retention by purchasing additional reinsurance protection. Net written premiums in 2004 decreased slightly to $ 318.3 million compared to the prior year.

For the year ended December 31, 2004, the loss, expense, and combined ratios were 27.5 percent, 65.2 percent and 92.7 percent, respectively, compared to 56.7 percent, 62.6 percent, and 119.3 percent, respectively, for the same period in 2003. The improved loss ratio reflects the absence of material adverse loss development which occurred during the third quarter of 2003. The expense ratio for 2004 was negatively impacted by higher reinsurance costs and the increase of the accrual for policyholder dividends.

For the year ended December 31, 2004, net investment income increased 14.8 percent to $30.2 million compared to $26.3 million for the same period in 2003. The increase reflects the impact of higher overall invested assets. The annualized pretax yields were 4.5% and 4.4% for the year ended December 31, 2004 and 2003, respectively. Net realized investment gains were $2.8 million for the year ended December 31, 2004 compared to $1.8 million in the same period of 2003.

As of December 31, 2004, stockholders' equity increased by 8.8 percent from December 31, 2003, to $446.4 million. Combined statutory surplus increased to $252.4 million at December 31, 2004 from $190.4 million at December 31, 2003. The net written premium to statutory surplus ratio at December 31, 2004 was 1.3 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on February 9, 2005. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at: http://phx.corporate-ir.net/playerlink.zhtml?c=64019&s=wm&e=1008364 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 pm Central time on February 9 until 12:00 pm on February 16 by dialing (800) 839-6713, pass code 6919814 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #






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



CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                         THREE MONTHS ENDED                    YEARS ENDED
                                                            DECEMBER 31,                       DECEMBER 31,
                                                    ---------------------------        ---------------------------
                                                      2004              2003             2004              2003
                                                    ---------        ----------        ---------        ----------
     OPERATING RESULTS:

Gross written premiums                              $  88,323        $  88,036         $ 389,417        $ 371,375
                                                    =========        =========         =========        =========

Net written premiums                                $  74,201        $  74,443         $ 318,284        $ 319,210
                                                    =========        =========         =========        =========

Revenues:
  Net earned premiums                               $  82,439        $  78,667         $ 317,857        $ 304,449
  Net investment income                                 8,054            6,521            30,181           26,301
  Net realized investment gains (losses)                  275               (3)            2,751            1,826
                                                    ---------        ---------         ---------        ---------
     Total revenues                                 $  90,768        $  85,185         $ 350,789        $ 332,576
                                                    ---------        ---------         ---------        ---------


Expenses:
  Net losses and loss adjustment expenses(1)           22,671           21,143            87,356          172,476
  Net commissions, brokerage and
       other underwriting expenses                     50,539           49,699           207,166          190,740
  Interest expense                                        748              343             2,260            1,523
                                                    ---------        ---------         ---------        ---------
     Total expenses                                    73,958           71,185           296,782          364,739
                                                    ---------        ---------         ---------        ---------


Income (loss) before income taxes                      16,810           14,000            54,007          (32,163)

Income taxes                                            4,633            3,405            14,297          (18,012)
                                                    ---------        ---------         ---------        ---------

NET INCOME (LOSS)                                   $  12,177        $  10,595         $  39,710        $ (14,151)
                                                    =========        =========         =========        =========

Basic earnings (loss) per common share              $    0.28        $    0.25         $    0.92        ($   0.33)
                                                    =========        =========         =========        =========

Diluted earnings (loss) per common share            $    0.28        $    0.25         $    0.92        ($   0.33)
                                                    =========        =========         =========        =========

Basic weighted average shares outstanding              43,006           42,979            42,998           42,967
                                                    =========        =========         =========        =========

Diluted weighted average shares outstanding            43,148           43,006            43,143           42,989
                                                    =========        =========         =========        =========



(1)  See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)

                                                       THREE MONTHS ENDED                       YEARS ENDED
                                                          DECEMBER 31,                         DECEMBER 31,
                                                   ----------------------------         ---------------------------
                                                      2004              2003              2004               2003
                                                   ----------        ----------         ---------         ---------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                        $  48,769         $  50,821          $ 221,576         $ 208,472
   Commercial                                         32,016            30,588            135,893           133,733
   Fidelity and other                                  7,537             6,627             31,947            29,170
                                                   ---------         ---------          ---------         ---------
                                                   $  88,322         $  88,036          $ 389,416         $ 371,375
                                                   =========         =========          =========         =========
Net written premiums:
  Contract                                         $  38,241            44,074          $ 172,274         $ 184,449
  Commercial                                          28,728            24,027            115,454           106,899
  Fidelity and other                                   7,232             6,342             30,556            27,862
                                                   ---------         ---------          ---------         ---------
                                                   $  74,201         $  74,443          $ 318,284         $ 319,210
                                                   =========         =========          =========         =========


Net earned premiums                                $  82,439         $  78,667          $ 317,857         $ 304,449
Net losses and loss adjustment expenses(1)            22,671            21,143             87,356           172,476
Net commissions, brokerage and other
      underwriting expenses                           50,539            49,699            207,166           190,740
                                                   ---------         ---------          ---------         ---------
Underwriting income (loss)                             9,229             7,825             23,335           (58,767)
Net investment income                                  8,054             6,521             30,181            26,301
Net realized investment gains (losses)                   275                (3)             2,751             1,826
Interest expense                                         748               343              2,260             1,523
                                                   ---------         ---------          ---------         ---------
Income (loss) before income taxes                     16,810            14,000             54,007           (32,163)
Income taxes                                           4,633             3,405             14,297           (18,012)
                                                   ---------         ---------          ---------         ---------
NET INCOME (LOSS)                                  $  12,177         $  10,595          $  39,710         $ (14,151)
                                                   =========         =========          =========         =========


Loss ratio(1)                                           27.5%             26.9%              27.5%             56.7%
Expense ratio                                           61.3              63.2               65.2              62.6
                                                   ---------         ---------          ---------         ---------
Combined ratio(1)                                       88.8%             90.1%              92.7%            119.3%
                                                   =========         =========          =========         =========

(1)  See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                                  THREE MONTHS ENDED                 YEARS ENDED
                                                                     DECEMBER 31,                   DECEMBER 31,
                                                                -----------------------    -----------------------------
                                                                   2004         2003          2004              2003
                                                                ----------   ----------    ----------       -----------
CASH FLOW DATA:

Net cash provided by operations                                 $4,439         22,610       $  107,955        $   25,221

                                                                                            DECEMBER 31,    December 31,
     CONSOLIDATED BALANCE SHEET DATA:                                                           2004             2003
                                                                                            ------------    ------------


Invested assets and cash                                                                    $  766,387        $  654,072
Intangible assets, net                                                                         138,785           138,785
Total assets                                                                                 1,174,494         1,169,123

Insurance reserves                                                                             589,406           637,607
Debt                                                                                            65,720            50,418
Total stockholders' equity                                                                     446,371           410,141

Book value per
share                                                                                       $    10.38        $     9.54

Outstanding shares                                                                              43,015            42,980
                                                                                            ==========        ==========

-----------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were reductions of $46, or 0.1%, and $11, or 0.0%, for the three months ended December 31, 2004 and 2003, respectively, and a reduction of $613, or 0.2 %, and an addition of $39,290, or 12.9%, for the years ended December 31, 2004 and 2003, respectively.









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